EXHIBIT F

                    [Letterhead of Steven R. Sullivan, Esq.]



                                                  June 18, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         RE:  AMEREN CORPORATION, ET AL.
              FORM U-1 APPLICATION/DECLARATION
              (FILE NO. 70-10206)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a registered holding company, and its direct wholly-owned public utility subsidiaries, Union Electric Company, d/b/a AmerenUE ("AmerenUE") and Central Illinois Public Service Company, d/b/a AmerenCIPS ("AmerenCIPS"). I am Senior Vice President Governmental/Regulatory Policy, General Counsel & Secretary of Ameren Services Company and, in such capacity, have acted as counsel for Ameren, AmerenUE and AmerenCIPS (together, the "Applicants") in connection with the Application.

     As described in the Application, Ameren is requesting the Commission's authorization to engage in the following transactions during the period through June 30, 2007 (the "Authorization Period"): (i) issuance and sale by Ameren, directly or indirectly through one or more financing subsidiaries ("Financing Subsidiaries") of equity and long-term debt securities in an aggregate amount at any time outstanding not to exceed $2.5 billion; (ii) the issuance of up to 25 million shares of Common Stock pursuant to Ameren's dividend reinvestment plan and various employee benefit and incentive compensation plans maintained by Ameren and its subsidiaries or other similar stock-plans adopted in the future;
(iii) the issuance of short-term debt securities in an aggregate principal amount at any time outstanding not to exceed $1.5 billion; (iv) issuance of guarantees and other forms of credit support by Ameren with respect to the debt or contractual obligations of its subsidiaries in an aggregate principal or nominal amount not to exceed $1.5 billion at any one time outstanding; and (v) interest rate hedging transactions on outstanding debt obligations and anticipatory debt offerings. In addition to the foregoing, AmerenUE and AmerenCIPS are requesting authorization to acquire the equity securities of one or more Financing Subsidiaries to facilitate the issuance of long-term debt and preferred securities and for such Financing Subsidiaries to enter into interest rate hedging transactions.

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the proposed transactions are subject to the following assumptions and conditions:

     (a) The proposed transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of the appropriate Applicant.

     (b) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the proposed transactions are consummated in accordance with the Application and said order or orders.

     (c) Any registration statement required to be filed with respect to any securities to be issued directly or indirectly by Ameren shall have become effective pursuant to the Securities Act of 1933, as amended, and no stop order shall have been entered with respect thereto; or the issuance of such securities shall have been consummated in compliance with or pursuant to an exemption under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (d) The Applicants shall have obtained all consents, waivers and releases, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (f) The consummation of the proposed transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application:

     1. All state laws applicable to the proposed transactions will have been complied with;

     2. Ameren is validly organized and duly existing under the laws of the State of Missouri;

     3. Any stock or other equity securities to be issued by Ameren or by any Financing Subsidiary of Ameren will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

     4. Any debt securities to be issued by Ameren or any Financing Subsidiary of Ameren will be valid and binding obligations of the issuer or guarantor in accordance with their terms; and

     5. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Ameren or any associate company of Ameren.

     I hereby consent to the use of this opinion in connection with the Application. The opinions given herein are intended solely for the benefit of the Commission and may not be relied upon by any other person.


                                  Sincerely,


                                  /s/ Steven R. Sullivan
                                  ----------------------
                                  Senior Vice President Governmental/Regulatory Policy, General Counsel & Secretary


                                       3